Exhibit 99(p)(ii)

BROADVIEW ADVISORS, LLC

Amended and Restated Code of Ethics

Revised as of January 1, 2016

I.	DEFINITIONS

A.	“Act” means the Investment Company Act of 1940, as amended.

B.	“Access person” means any director, officer, member or advisory person of the Adviser.

C.	“Adviser” means Broadview Advisors, LLC.

D.	“Advisory Client” means any client (including both investment companies and managed accounts) for which the Adviser (i) serves as investment adviser or sub-adviser, (ii) renders investment advice, or (iii) makes investment decisions.

E.	“Advisory person” means: (i) any employee of the Adviser (or of any company in a control relationship to the Adviser), including any seasonal or temporary employees; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any Advisory Client with regard to the purchase or sale of a security by the Advisory Client.

F.	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

G.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

H.	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

(1)	Securities held in the person’s own name;

(2)	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(3)	Securities held by a bank or broker as a nominee or custodian on such person’s behalf or pledged as collateral for a loan;

(4)	Securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

(5)	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

(6)	Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(7)	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(8)	Securities held by a general partnership or limited partnership in which the person is a general partner; and

(9)	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

I.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

J.	“Chief Compliance Officer” means the individual designated by the Adviser as Chief Compliance Officer.

K.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

L.	“Security” shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies (mutual funds and variable annuities) other than investment companies that are Advisory Clients and exchange-traded funds (ETFs), securities issued as direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and various money market instruments (e.g., conventional repurchase agreements, U.S. government agency obligations, obligations issued or guaranteed by foreign governments) maturing within 397 calendar days from the date of purchase; or interests in qualified 529 plans (prepaid college tuition plans and college savings plans).

II.	GENERAL FIDUCIARY PRINCIPLES

In addition to the specific principles enunciated in this Amended and Restated Code of Ethics (the “Code of Ethics”), all access persons shall comply with applicable federal securities laws and shall be governed by the following general fiduciary principles:

A.	The duty at all times to place the interests of the clients above all others;

B.	The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

C.	The fundamental standard that no access person should take inappropriate advantage of their position with the Adviser.

III.	EXEMPTED TRANSACTIONS

A.	The prohibitions of Section IV, the preclearance provisions of Section V, and the reporting obligations of Section VI shall not apply to:

(1)	Purchases or sales of securities effected in any account over which the access person has no direct or indirect influence or control; and

(2)	Purchases or sales of securities which are part of an automatic investment plan. However, any transactions that override the pre-set schedule or allocation of such plan must be included in the “Quarterly Securities Transactions Report.”

B.	The preclearance provisions of Section V and the reporting obligations of Section VI shall not apply to purchases or sales of open-end investment companies that are not Advisory Clients.

C.	The preclearance provisions of Section V shall not apply to purchases or sales of securities that are not prohibited by Section IV effected by a third-party investment manager pursuant to a discretionary investment manager arrangement where the access person does not participate, suggest, direct or consult with the third-party manager prior to entry of such purchase or sale orders by the third-party investment manager.

IV.	PROHIBITED ACTIVITIES

A.	No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership other than:

(1)	Shares of registered open-end and closed-end investment companies, including those that are Advisory Clients;

(2)	Shares and other interests in ETFs;

(3)	Options on broadly-based securities indices;

(4)	Interests in Chataqua Partners, LLC or any other collective investment vehicle managed by the Adviser;

(5)	Private placement securities (i.e., securities issued in a limited offering that is exempt from registration pursuant to Section 4(2) or Section 4(5) of the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act);

(6)	Preferred stocks;

(7)	Fixed income securities;

(8)	The sale of securities beneficially owned by the access person prior to such access person’s commencement of employment at the Adviser;

(9)	The purchase or sale of securities which are non-volitional on the part of the access person; and

(10)	The purchase of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and the sale of any such rights acquired.

The Chief Compliance Officer or his or her designee may grant an exception to the foregoing prohibitions in appropriate circumstances, such as no market impact or no conflict with the interests of an Advisory Client.

B.	No access person shall receive any gift or other item of more than de minimis value (not to exceed $100 annually) from any client, prospective client or any person or entity that does business with or on behalf of the Adviser or on behalf of any Advisory Client. This prohibition is generally inapplicable to receipt of items or attendance at events that have a legitimate business purpose. No access person may offer or give any gift or other item of more than de minimis value (not to exceed $100 annually) to a client, prospective client or any person or entity that does business with or on behalf of the Adviser or on behalf of any Advisory Client, except with the pre-approval of the Chief Compliance Officer. This prohibition generally excludes items or events where the access person has a reason to believe there is a legitimate business purpose. Any questions regarding these policies should be discussed with the Chief Compliance Officer.

C.	No access person may provide or accept extravagant or excessive entertainment to or from any client, prospective client or any person or entity that does business with or on behalf of the Adviser or on behalf of any Advisory Client. Access persons (accompanied by their guest(s), when appropriate) may also accept a business entertainment event of reasonable value, if the person or entity providing the entertainment is present.

D.	No access person shall serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of the Adviser and its clients. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions regarding that security through a “Chinese wall.”

E.	No access person shall make political contributions for the purpose of obtaining or retaining advisory contracts. In addition, access persons are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in making political contributions.

F.	No access person shall make charitable contributions for the purpose of obtaining or retaining advisory contracts. In addition, access persons are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in making charitable contributions.

V.	PRECLEARANCE

Preclearance is required for all personal securities transactions in which an access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, unless such transaction is exempted in Section III.  A form provided for preclearance is attached hereto as Appendix 5.  Preclearance requests should be submitted in writing to the Chief Compliance Officer who may approve or disapprove such transactions on the grounds of compliance with this Code of Ethics or otherwise.  Approval shall only be given when the person giving it has determined that the intended transaction does not fall within any of the prohibitions of this Code.  The determination date for timely compliance with this Section V is the date the report is received by the Chief Compliance Officer, which date must be recorded on the form.

VI.	REPORTING

A.	Except for the transactions set forth in Section III, all securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by the Chief Compliance Officer.

B.	Every person covered by this Code of Ethics will review it and complete the “Acknowledgment of Receipt of Amended and Restated Code of Ethics” (see Appendix 1).

C.	Every person covered by this Code of Ethics will also complete an “Annual Certification of Compliance with the Amended and Restated Code of Ethics” (see Appendix 2).

D.	Every access person shall deliver to the Chief Compliance Officer an “Initial/Annual Securities Holdings Report” (see Appendix 3) containing all personal securities holdings: (i) within ten (10) days of such person’s commencement of employment (which information must be current as of a date no more than 45 days prior to the date a person becomes an access person), and (ii) in an annual report which reflects such person’s securities holdings as of December 31st. Such annual report must be received by the Chief Compliance Officer no later than January 31st of each year.

E.	Every access person shall deliver a “Quarterly Securities Transactions Report” (see Appendix 4) to the Chief Compliance Officer, containing the information described below, even if such access person has no personal securities transactions to report for the reporting period, not later than thirty (30) days after the end of each calendar quarter. Every report shall contain the following information:

(1)	The date of the transaction, the title of security, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the security at which the transaction was effected;

(4)	The name of the broker-dealer or bank with or through whom the transaction was effected; and

(5)	The date that the access person submits the report.

F.	Any report filed pursuant to this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

G.	The Chief Compliance Officer shall review all reports and forms required to be submitted pursuant to this Section VI to determine compliance with the personal trading restrictions in this Code of Ethics. The Chief Compliance Officer’s personal securities transactions shall be submitted to and reviewed by the President or another member of the Adviser.

VII.	COMPLIANCE WITH THE CODE OF ETHICS

A.	The Chief Compliance Officer shall maintain a list of all access persons and shall notify all access persons of their reporting obligations under this Code of Ethics.

B.	All access persons shall certify annually that:

(1)	They have read and understand the Code of Ethics and recognize that they are subject thereto; and

(2)	They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

C.	The Chief Compliance Officer shall prepare a report not less frequently than annually to the board of directors of any registered investment company that is an Advisory Client which shall:

(1)	Describe any issues arising under the Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to material violations; and

(2)	Include a certification from the Adviser stating that it has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

VIII.	CONFIDENTIALITY

No employee shall divulge to any person, government agency, firm or corporation, during the term of employment, or any time thereafter, any business information not then generally available in the public domain, relating to the business or the operations of the Adviser regardless of whether such information was conceived by the employee or by others, including without limitation, the names of any clients of the Adviser, or any business operations or trade secrets which the Adviser imparts to employees or which the access person may conceive.  Furthermore, no employee shall, on such person’s own behalf or on behalf of anyone else, directly or indirectly, approach or render service to any existing Advisory Client should such person’s employment be terminated.

IX.	INSIDER INFORMATION

This Code of Ethics works in conjunction with the Adviser’s Insider Trading Policies and Procedures.  Having and using material non-public information concerning public corporations is illegal, whether for an Advisory Client, a personal account, or by passing it on to someone else.  If any employee thinks they possess inside information, they should immediately notify the Chief Compliance Officer verbally or in writing.  The Chief Compliance Officer will then decide on an appropriate course of action.

X.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the Chief Compliance Officer and the Adviser’s managing member(s) may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.  The Adviser’s managing member(s) will be promptly informed of any serious violations of this Code of Ethics.

XI.	RECORDKEEPING

The Adviser will maintain such books and records relating to this Code of Ethics as are required under the Act.

Appendix 1

ACKNOWLEDGMENT OF RECEIPT OF
 AMENDED AND RESTATED CODE OF ETHICS

I acknowledge that I have received the Amended and Restated Code of Ethics dated as of January 1, 2016 (the “Code of Ethics”) and represent:

1.	In accordance with Section VI of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section III of the Code of Ethics.

2.	I will comply with the Code of Ethics in all other respects.

Printed Name:

Signature:

Date:

Appendix 2

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE
AMENDED AND RESTATED CODE OF ETHICS

I certify that during the past year:

1.	In accordance with Section VI of the Amended and Restated Code of Ethics (the “Code of Ethics”), I have reported all securities transactions in which I have a beneficial interest except for transactions exempt from reporting under Section III of the Code of Ethics and except to the extent disclosed on an attached schedule.

2.	I have complied with the Code of Ethics in all other respects.

3.	I have read and understand the Code of Ethics and recognize that I am subject to the Code of Ethics.

Printed Name:

Signature:

Date:

Appendix 3

INITIAL/ANNUAL SECURITIES HOLDINGS REPORT

Access Person:
(Name)
Information provided is as of the following date:
(Date)

This report must be delivered to the Chief Compliance Officer not later than 10 days after the filer becomes an Access Person, and the information must be current as of a date no more than 45 days before the date the filer becomes an Access Person.  This report must also be delivered annually to the Chief Compliance Officer no later than January 31 of each year and must reflect the Access Person’s holdings as of December 31.

I am reporting below all holdings required to be reported for the relevant period pursuant to the Code of Ethics of Broadview Advisors, LLC.

Date	Access Person’s Signature

HOLDINGS REPORTING

Check if applicable:	(a)	[ ]	I had no reportable holdings for this reporting period.
	(b)	[ ]	All holdings required to be reported have been provided to the Chief Compliance Officer through a duplicate account statement that contains all of the required information.
	(c)	[ ]	The reporting of any holdings below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

HOLDINGS

Title and Type of Security	Ticker/ CUSIP	Number of Shares	Principal Amount of Securities	Broker Name

(Attach additional sheets if necessary.)

The Chief Compliance Officer (or his/her designee) hereby certifies the receipt of this Initial/Annual Securities Holdings Report.

Date	Signature

Appendix 4

QUARTERLY SECURITIES TRANSACTIONS REPORT

Access Person:
(Name)
For the calendar quarter ended:
(Date)

This report must be delivered to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter.

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics of Broadview Advisors, LLC.

Date	Access Person’s Signature

TRANSACTION REPORTING

Check if applicable:	(a)	[ ]	I had no reportable transactions for this reporting period.
	(b)	[ ]
All transactions required to be reported have been provided to the Chief Compliance Officer through duplicate confirmations or account statements that contain all of the required information or are additionally indicated below.

	(c)	[ ]	The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

TRANSACTIONS

Date	Title of Security	Ticker/ CUSIP	Interest Rate/ Maturity Date	Number of Shares	Principal Amount of Securities	Purchase/ Sale/Other	Price	Broker Name

The Chief Compliance Officer (or his/her designee) hereby certifies the receipt of this Quarterly Securities Transaction Report.

Date	Signature

Appendix 5

PERSONAL TRADING REQUEST AND PRECLEARANCE FORM

1.	Access Person (Name and Title): _____________________________________________________________________________

2.	Date of proposed transaction: ________________________________________________________________________________

3.	Name of the issuer, security type, CUSIP number or ticker symbol, and the number of shares proposed to be purchased or sold: ________________________________________

4.	Nature of the transaction: _____ Purchase _____ Sale _____ Other (Describe: ______________)

5.	_____ Market Order _____ Limit Order (Limited Order Price: ______)

6.	Broker-dealer or bank through which the transaction is to be executed: __________________________________________________

7.	Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities: ____________________________________________

8.	Are you aware of any material non-public information (insider information) regarding the security or the issuer? ____ Yes ____ No

9.	Does this transaction involve a private placement? ____ Yes ____ No

10.	Is the security being purchased part of an initial public offering? ____ Yes ____ No

11.	To your knowledge, will this transaction be detrimental to the best interests of any client of the Adviser? ____ Yes ____ No

To the best of my knowledge and belief, the answers provided above are true and correct and I believe that the proposed transaction fully complies with the Code of Ethics of Broadview Advisors, LLC.

Date	Access Person’s Signature

Approval or Denial of Personal Trading Request
[to be completed by the Chief Compliance Officer or his/her designee]

______	Approved. The proposed transaction is consistent with the policies described in the Code of Ethics. Approval expires on ___________ (the transaction must be executed within 48 hours of approval).

______	Denied. The proposed transaction is not consistent with the policies described in the Code of Ethics and/or the conditions necessary for approval of the proposed transaction have not been satisfied.

Date	Signature